EXHIBIT 99.1
575 Maryville Centre Drive St. Louis, Missouri 63141, USA www.solutia.com
FOR IMMEDIATE RELEASE	NEWS

Media: Melissa Zona +1.314.674.5555 Investors: Susannah Livingston +1.314.674.8914

Solutia Stockholders Approve Proposed Transaction with Eastman
Transaction Expected to Close First Week of July 2012

ST. LOUIS -- June 29, 2012 -- Solutia Inc. (“Solutia”) (NYSE: SOA) announced today that its stockholders have voted to approve the previously announced acquisition of Solutia by Eastman Chemical Company (“Eastman”).  Pursuant to the merger agreement with Eastman, which was entered into on January 26, 2012, Solutia stockholders will receive $22.00 in cash and 0.12 shares of Eastman common stock for each share of Solutia common stock as consideration in the acquisition.  Of the shares voted at today’s special meeting, 95,183,599 were voted in favor of the adoption of the merger agreement, which represents approximately 99% of the votes cast.

Adoption of the merger agreement by Solutia stockholders satisfies one of the conditions to complete the acquisition of Solutia by Eastman.  All regulatory closing conditions have been satisfied.  The transaction remains subject to the satisfaction or waiver of a number of customary closing conditions as set forth in the merger agreement and discussed in detail in the definitive proxy statement filed with the U.S. Securities and Exchange Commission by Solutia on May 25, 2012.  The transaction is expected to close during the week of July 2nd.

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Notes to Editor:  SOLUTIA and the Radiance Logo™ and all other trademarks listed below are trademarks of Solutia Inc. and/or its affiliates.

Forward Looking Statements

This communication may contain forward-looking statements, which can be identified by the use of words such as "believes," "expects," "may," "will," "intends," "plans," "estimates" or "anticipates," or other comparable terminology, or by discussions of strategy, plans or intentions.  All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including, without limitation, statements regarding the proposed acquisition; prospective performance and opportunities of Solutia and the outlook for its business; the development and delivery of new products; the expected timing of the completion of the acquisition; the ability to complete the acquisition considering the various closing conditions; and any assumptions underlying any of the foregoing.  These statements are based on Solutia's management's current expectations and assumptions, including assumptions about the industries in which Solutia operates. Forward-looking statements are not guarantees of future performance and are subject to significant risks and uncertainties that may cause actual results or achievements to be materially different from the future results or achievements expressed or implied by the forward-looking statements.  For example, (1) the conditions to the closing of the acquisition may not be satisfied or waived or satisfaction of the conditions may delay or prevent the closing of the acquisition; (2) problems may arise in successfully integrating the businesses of the companies, which may result in the combined company not operating as effectively and efficiently as expected; (3) the combined company may be unable to achieve synergies or other benefits of the acquisition or it may take longer than expected to achieve those synergies or benefits; (4) the acquisition may involve unexpected costs, unexpected liabilities or unexpected delays or other adverse effects on the companies; (5) the credit ratings of the combined company or its subsidiaries may be different from what the companies expect; (6) the businesses of the companies may suffer as a result of uncertainty surrounding the acquisition; (7) the industry may be subject to future regulatory or legislative actions that could adversely affect the companies; and (8) the combined company may be adversely affected by other economic, business, and/or competitive factors. Discussions of some of these other important factors and assumptions are described in Solutia's most recent Annual Report on Form 10-K, including under "Risk Factors", and Solutia's quarterly reports on Form 10-Q.  These reports can be accessed through the "Investors" section of Solutia's website at www.solutia.com.  Solutia disclaims any intent or obligation to update or revise any forward-looking statements in response to new information, unforeseen events, changed circumstances or any other occurrence except as required by law.

About Solutia

Solutia is a market-leading performance materials and specialty chemicals company. The company focuses on providing solutions for a better life through a range of products, including: Saflex® polyvinyl butyral interlayers for glass lamination and for photovoltaic module encapsulation and VISTASOLAR® ethylene vinyl acetate films for photovoltaic module encapsulation;  LLumar®, Vista™, EnerLogic®, FormulaOne®, Gila®, V-KOOL®, Huper Optik®, IQue™, Sun-X™ and Nanolux™ aftermarket performance films for automotive and architectural applications; XIR® and Heat Mirror® performance films that are incorporated into aftermarket window films, laminated glass products and suspended insulated glass units for use in automotive and architectural applications.  Flexvue™ advanced film component solutions for solar and electronic technologies; and technical specialties products including Crystex® insoluble sulfur, Santoflex® PPD antidegradants, Therminol® heat transfer fluids and Skydrol® aviation hydraulic fluids. Solutia's businesses are world leaders in each of their market segments. With its headquarters in St. Louis, Missouri, USA, the company operates globally with approximately 3,400 employees in more than 50 worldwide locations. More information is available at www.solutia.com.

Source: Solutia Inc.
St. Louis
6/29/12